EX-99.B-77C

SHAREHOLDER MEETING RESULTS

Ivy Funds VIP

On April 3, 2009, a special shareholder meeting (Meeting) for Ivy Funds Variable Insurance Portfolios, Inc. was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1: To elect thirteen Directors for Ivy Funds Variable Insurance Portfolios, Inc.

Michael L. Avery
For	Against
925,647,758.812	27,758,492.341
Jarold W. Boettcher
For	Against
924,732,116.405	28,674,134.748
James M. Concannon
For	Against
926,287,736.225	27,118,514.928
John A. Dillingham
For	Against
924,647,373.299	28,758,877.854
David P. Gardner
For	Against
924,771,691.042	28,634,560.111
Joseph Harroz, Jr.
For	Against
925,119,859.619	28,286,391.534
John F. Hayes
For	Against
922,642,942.269	30,763,308.884
Robert L. Hechler
For	Against
921,145,790.772	32,260,460.381
Albert W. Herman
For	Against
925,314,102.864	28,092,148.289
Henry J. Herrmann
For	Against
925,339,433.240	28,066,817.913
Glendon E. Johnson, Sr.
For	Against
922,653,850.704	30,752,400.449
Frank J. Ross, Jr.
For	Against
926,249,484.992	27,156,766.161
Eleanor B. Schwartz
For	Against
924,772,061.908	28,634,189.245

Proposal 2: To approve for each Portfolio a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Portfolio would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Ivy Funds Variable Insurance Portfolios.

Portfolio	For	Against	Abstain

Pathfinder Aggressive	10,718,178.484	410,369.051	204,765.155
Pathfinder Conservative	3,221,932.505	0	28,578.974
Pathfinder Moderate	20,521,761.859	69,879.600	1,205,270.583
Pathfinder Moderately Aggressive	29,840,666.381	764,038.626	1,202,553.806
Pathfinder Moderately Conservative	8,759,541.265	10,704.143	102,202.604
Asset Strategy	77,130,883.719	2,409,546.694	1,982,099.114
Balanced	44,301,022.507	1,753,758.648	2,201,116.313
Bond	59,730,097.619	1,417,999.809	1,850,632.714
Core Equity	45,867,796.044	1,636,620.802	1,153,721.848
Dividend Opportunities	24,227,416.205	543,359.194	325,968.538
Energy	5,171,557.684	162,312.611	63,595.090
Global Natural Resources	20,568,685.874	457,944.384	861,256.435
Growth	90,652,449.782	4,127,006.244	3,349,089.085
High Income	56,251,749.290	1,682,138.208	1,932,691.880
International Growth	25,249,721.428	698,217.888	507,345.858
International Value	28,303,305.227	1,260,011.030	1,018,717.450
Micro Cap Growth	2,242,827.095	179,826.266	98,484.782
Mid Cap Growth	10,341,814.532	358,224.448	343,071.393
Money Market	195,458,987.289	3,872,234.576	5,376,851.735
Mortgage Securities	5,625,311.450	120,099.078	296,707.754
Real Estate Securities	6,300,285.860	182,005.179	106,306.505
Science and Technology	18,049,768.467	891,056.261	493,603.396
Small Cap Growth	43,748,087.845	1,858,141.718	1,384,428.327
Small Cap Value	13,491,695.577	752,304.521	450,675.684
Value	51,941,389.563	2,455,182.544	1,076,628.056

Proposal 3: To authorize a "manager of managers" structure for each of the following Portfolios whereby Waddell & Reed Investment Management Company, with the approval of the Board, will be able to make changes to the unaffiliated sub-advisor(s) to the Portfolio(s) and materially amend investment sub-advisory agreement(s) related to the Portfolio without obtaining shareholder approval.

Portfolio	For	Against	Abstain

Global Natural Resources	20,262,010.482	801,695.424	824,180.787
International Value	27,426,264.542	2,167,620.155	988,149.010
Micro Cap Growth	2,252,406.124	188,045.220	80,686.799
Mortgage Securities	5,576,329.971	182,611.608	283,176.703
Real Estate Securities	6,204,715.445	188,836.675	195,045.424